UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2011

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52082	41-1698056
(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 1, 2011, we executed a Purchasing Agreement with HealthTrust Purchasing Group, L.P., or HPG, that became effective on July 15, 2011. HPG acts as a group purchasing organization for the healthcare providers belonging to HPG as participants.

Under the Purchasing Agreement, all of HPG’s participants located in the United States or its territories are eligible to purchase our orbital atherectomy system and related products at the prices and upon the terms set forth in the Purchasing Agreement. HPG has agreed not to contract with more than one alternative supplier from which participants may purchase products comparable to ours under the agreement. During the term of the agreement, we have agreed to not solicit any HPG participant to enter into a separate agreement for our products.

In consideration for the administrative and other services provided by HPG, we will pay HPG on a quarterly basis a fixed percentage of the aggregate purchases made by HPG participants under the Purchasing Agreement during the term of the agreement, whether such purchases are made directly from us or through a distributor.

We have agreed to indemnify HPG and its participants under certain circumstances for certain liabilities, losses, damages and costs incurred as a result of the use or possession of the products sold under the agreement, as well as any intellectual property infringement claims made against HPG or its participants that are directly related to the products sold under the agreement.

The Purchasing Agreement will expire on July 31, 2014. The agreement may be terminated at any time, without cause, (i) by HPG upon at least 60 days’ prior written notice to us, and (ii) commencing on July 15, 2012, by us upon at least 90 days’ prior written notice to HPG. Either party may terminate the agreement upon the occurrence of a material breach by the other party that goes uncured within 30 days following receipt of written notice of such breach.

The above description of the Purchasing Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchasing Agreement, a copy of which will be filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Item 3.02. Unregistered Sales of Equity Securities

During the period from July 1, 2011 to July 19, 2011, we issued an aggregate of 46,845 shares of common stock pursuant to the cashless exercise of unregistered warrants to acquire an aggregate of 118,641 shares having a weighted average exercise price of $8.78 per share. The issuance of the shares was exempt from registration by virtue of Section 3(a)(9) of the Securities Act.

During the period from July 1, 2011 to July 19, 2011, we issued an aggregate of 186,878 shares of common stock pursuant to the cash exercise of unregistered warrants having a weighted average exercise price of $8.78 per share. We issued the shares pursuant to Rule 506 of Regulation D promulgated under the Securities Act. Each warrant holder represented that it is an accredited investor.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2011

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer